                                                                     Exhibit 2.3

                         FORM OF WAIVER OF SHAREHOLDERS

                                                                30 November 1998

Dear NetSource Europe shareholder,


ACCELERATED ADDITIONAL CONSIDERATION

In connection with the 14 October 1998 offer (as amended 16 October 1998) (the "Offer") made by Global TeleSystems Group, Inc. ("GTS") to purchase the share capital of NetSource Europe ASA ("NetSource"), which you have accepted, GTS wishes to accelerate the right to additional consideration set forth in page 12 through 13 of the Offer. The change has been recommended by NetSource Europe's board.

In general terms, for the right to an additional consideration of up to USD 35,000,000 (USD 2,000,000 for Q1, USD 5,000,0000 for Q2, USD 8,000,000 for Q3
and USD 20,000,000 for the Q4 1999), GTS now proposes a right to USD 15,000,000 for achievement of the same Q1 1999 targets as specified in the Offer and a right USD 20,000,000 for achievement of the same Q2 1999 targets as specified in the Offer. The split between NetSource Europe shareholders and key personell remains unchanged. The specific proposal is set forth in Annex A hereto.

To indicate your acceptance, please sign below and return a copy of this letter with your signature as indicated below. Shareholders who accepted the Offer, but do not accept the changes, will retain their rights as per the Offer.


Yours very truly,
GLOBAL TELESYSTEMS GROUP, INC


WAIVER AND ACCEPTANCE

In connection with the 14 October 1998 offer (as amended 16 October 1998) (the "Offer") made by Global TeleSystems Group, Inc. ("GTS") to purchase the share capital of NetSource Europe ASA ("NetSource") which I/we have accepted, I/we ____________________, owner of ___________ shares of NetSource, hereby irrevocably waive all of my/our rights and interests to any additional consideration set forth on pages 12 through 13 of the Offer, provided that these rights are replaced by a right to additional consideration set forth in Exhibit 1 hereto. The choice of law and choice of venue provisions of the Offer shall also apply to this waiver.

Date:
     --------------------


-------------------------

Please return by fax to:    Global TeleSystems Group, Inc., c/o Bugge,
Arentz-Hansen & Rasmussen, by fax + 47 22 83 07 95 and by mail PO Box 1524 Vika, N-0117 Oslo, Norway, for the attention of Mr. Svein Gerhard Simonnaes.

                                                                         ANNEX A
                                                     (TYPED-IN MARK-UP TO OFFER)

An additional payment of shares of common Stock in GTS valued at up to USD 35,000,000 on a fully diluted basis shall be paid based on the achievement of certain planned budget targets for the six month period ended 30 June 1999. Of this amount 31/35 shall be paid to NetSource Europe shareholders and 4/35 to certain NetSource Europe key personnel. GTS shall have the right to pay all or part of the additional payment of USD 35,000,000 in cash. The additional payment shall be paid as follows: USD 15,000,000 paid, provided NetSource Europe achieves the planned budget targets for Q1 1999 results, and USD 20,000,000 paid, provided NetSource Europe achieves the planned budget targets for cumulative results through the end of Q2 1999. Payments, if any, shall be made within 30 days from final determination of Net Source Europe's accounts for the quarter in question.

For any given quarter, the planned budget targets for results shall be deemed achieved if all of the following criteria are satisfied (for the negative figures, the criterion shall be satisfied if a smaller negative number or a positive number is achieved):

----------------------------------------------------------------------------
Quarter              CUMULATIVE
of 1999              CONSOLIDATED         CUMULATIVE           CUMULATIVE
                     NET                  CONSOLIDATED         CONSOLIDATED
                     REVENUE              GROSS MARGIN         EBITDA
----------------------------------------------------------------------------
                     million USD          %                    million USD
----------------------------------------------------------------------------
Q1                      37.0                 25.8                 - 2.12
----------------------------------------------------------------------------
Q2                      85.1                 26.8                 - 1.93
----------------------------------------------------------------------------



If any quarterly additional payment is not earned for a given period, it shall not be paid regardless of future results. In the event that NetSource Europe achieves not less than 80% of each of the planned budget targets by the end of Q2 1999, an additional payment, equal to 20% of the USD 20,000,000 Q2 additional payment that would have been payable if the planned budgets targets for Q2 1999 had been achieved, shall be payable.

The criteria set forth above shall be adjusted for any acquisitions, divestitures, green-field startups, and any other fundamental changes to NetSource's business. NetSource Europe's Board of Directors and GTS have agreed that the criteria shall be understood as based on International Accounting Standards and that no conversion of the criteria to United States generally accepted accounting principles shall take place.

The number of shares of Common Stock payable as the additional share payment, and/or the cash payment in lieu thereof, shall be based on the average of the closing price of GTS Common Stock for the ten trading days prior to the end of each quarter and based on the figures for the NetSource Europe business used by GTS in preparing the Form 10-Q for that quarter filed by GTS with the SEC, subject to a cumulative maximum of 1,400,000 shares.